EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
October 16, 2014	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO) (252) 940-4936
Scott McLean (CFO) (252) 940-5016
Website: www.firstsouthnc.com

First South Bancorp, Inc. Reports September 30, 2014 Operating Results

Washington, North Carolina - First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), reports its unaudited operating results for the quarter and nine months ended September 30, 2014.

For the 2014 third quarter, net income increased 4.43% to $1.34 million, or $0.14 per diluted common share, from net income of $1.29 million, or $0.13 per diluted common share for the linked 2014 second quarter. The improvement in net income on a linked quarter basis reflects increases in net interest income and non-interest income coupled with a lower level of provision for loan and lease losses and partially offset by an increase in non-interest expenses. Pre-tax, pre-provision operating earnings (which exclude net gains on the sale of securities and other real estate owned (OREO) and valuation adjustments to OREO) were $2.36 million for the current quarter compared with $2.24 million for the quarter ended June 30, 2014, reflecting a $117,000 or 5.23% increase.

Net income and earnings per diluted common share for the current quarter declined by $194,000 and $0.02, respectively, when compared with $1.54 million or $0.16 per diluted common share for the quarter ended September 30, 2013. The increase in net interest income combined with decreases in non-interest expenses and income taxes were not enough to fully offset the decline in non-interest income and the larger loan loss provision. On a pre-tax, pre-provision operating basis, current quarter results were $285,000 higher than the $2.08 million from a year ago, as the prior year results included several non-recurring income items and no loan loss provision.

Net income for the first nine months of 2014 was $3.73 million, or $0.39 per diluted common share, compared to net income of $4.87 million, or $0.50 per diluted common share earned in the first nine months of 2013. Earnings for the current nine month period were negatively impacted by a decline in net interest income and non-interest revenue, an increase in the loan loss provisions and partially offset by decreases in non-interest expenses and income taxes. Pre-tax, pre-provision operating earnings for the current nine-month period declined by $1.08 million to $6.33 million from $7.41 million a year ago, primarily attributable to a $1.33 million decline in revenue from the sale and servicing of mortgage loans.

Bruce Elder, President and CEO, commented, “On September 3, 2014, we announced entering into an agreement with Bank of America to acquire nine banking centers which will expand our presence into seven new eastern North Carolina markets. While we are adding to our branch and ATM network, we view this transaction more as an acquisition of a strong core customer base. Plans and strategies for servicing these new customers are well under way. We anticipate the transaction to be finalized, subject to regulatory approval, at the close of business on Friday, December 12, 2014. In addition, we remain internally focused on our earnings and asset quality. We continue to make progress in the areas of net interest income, core non-interest income and containing non-interest expenses. After a slight uptick in nonperforming assets at the June quarter end, we resolved several credits and experienced solid improvement during the third quarter. Looking forward to the fourth quarter, our financial results will be impacted by numerous non-recurring transaction expenses related to the branch acquisition and the addition of both bankers and internal support personnel to leverage the acquired deposit base and to service these new customers.”

Net Interest Income

Net interest income for the 2014 third quarter increased to $6.60 million from $6.57 million for the linked 2014 second quarter and $6.53 million earned for the comparative 2013 third quarter. Net interest income for the first nine months of 2014 declined to $19.60 million, from $20.38 million for the comparative 2013 nine month period. The tax equivalent net interest margin declined 7 basis points to 4.09% for the 2014 third quarter, from 4.16% for the linked 2014 second quarter, and fell 16 basis points when compared to 4.25% for the 2013 third quarter. The tax equivalent net interest margin for the first nine months of 2014 declined by 12 basis points to 4.16%, from 4.28% for the comparative 2013 nine month period.

The increase in net interest income from the linked 2014 second quarter is due primarily to the net increase of average earning assets over average interest-bearing liabilities and was partially offset by lower yields on earning assets and the slightly higher cost of interest-bearing funds. During the current quarter, we locked in some longer-term funding which is consistent with our asset liability management strategy. The increase in net interest income from the comparative prior year period is due primarily to higher volumes of earning assets offset by lower yields on those assets. While the Company has experienced solid loan growth over the past twelve months, given the current low rate environment, yields on new loan production is below that of our historical levels. Similarly, the decline in net interest income for the comparative nine month periods is due primarily to a reduction in the yield and a change in the composition of our earning asset base.

The announced acquisition of nine banking centers from Bank of America, which remains subject to regulatory approval, will have a significant impact on the Company’s net interest margin in 2015. An immaterial amount of loans are being transferred through the transaction and we will invest those deposits using a mix of cash, short-term and intermediate term investment securities until the funds can be converted to higher yielding assets.

Asset Quality and Provisions for Loan Losses

Total nonperforming assets were $13.1 million, or 1.8% of total assets at September 30, 2014, compared to $15.3 million or 2.3% of total assets at December 31, 2013. Total loans in non-accrual status were $4.5 million at September 30, 2014, compared to $5.6 million at December 31, 2013. Our level of OREO declined to $8.1 million at September 30, 2014, from $9.4 million at December 31, 2013. The Bank continues to place improving asset quality metrics as a key component of its short-term and long-term performance objectives.

The allowance for loan and lease losses (ALLL) was $7.5 million at September 30, 2014, representing 1.59% of loans and leases held for investment, compared to $7.6 million at December 31, 2013, or 1.69% of loans and leases held for investment. The Bank recorded $400,000 of provision for credit losses in the 2014 third quarter, $450,000 in the linked 2014 second quarter, and none in the comparative 2013 third quarter. During the first nine months of 2014, the Bank recorded $1.1 million of provision for credit losses, compared to $400,000 in the first nine months of 2013. Management believes the ALLL remains adequate.

Non-Interest Income

Total non-interest income was $2.25 million for the 2014 third quarter compared to $2.17 million for the linked 2014 second quarter and $2.71 million for the 2013 third quarter.

Deposit fees and service charges were $1.12 million for the 2014 third quarter representing 49.8% of total non-interest income, compared to $1.14 million earned in the linked 2014 second quarter and $1.06 million in the 2013 third quarter, representing 52.5% and 39.3% of total non-interest income, respectively. We anticipate additional service charge revenue from deposits going forward as we focus on growing our core deposit base through new product offerings and customer acquisition.

Total non-interest income generated from the sale and servicing of mortgage loans and loan fees were $677,000 for the 2014 third quarter, compared with $612,000 in the linked 2014 second quarter and $979,000 for the 2013 third quarter. Revenue from mortgage banking activities remains well below levels from the prior year. Due primarily to heavy refinance activity, mortgage originations were robust through the third quarter of 2013 and have tapered off from that point. As we sell the majority of our originated mortgage loans and retain the servicing rights, the decline in volume has also impacted recurring revenue from servicing. We continue to explore the purchase of servicing rights to enhance revenue.

Net gains recognized from the sale of OREO were $9,000 for the 2014 third quarter, compared to $34,000 for the linked 2014 second quarter and $68,000 for the comparative 2013 third quarter, as the Bank continues in its efforts of disposing of these nonperforming assets.

There were no gains on investment security sales during the 2014 third quarter or the linked second quarter, compared to $268,000 for the 2013 third quarter.

Included in other non-interest income is revenue from investments in Bank-owned life insurance (BOLI) of $133,000 for the 2014 third quarter, compared to $132,000 for the linked 2014 second quarter and $103,000 for the 2013 third quarter.

Total core non-interest income, excluding net gains from the sale of OREO and investment securities, increased to $2.24 million for the 2014 third quarter, from to $2.14 million for the linked 2014 second quarter, and $2.37 million for the 2013 third quarter, due primarily to increases in services charges and fees on deposit accounts.

For the first nine months of 2014, total non-interest income was $6.33 million, compared to $8.10 million for the first nine months 2013. Fees and service charges on deposits were $3.18 million for the current period compared to $3.16 million for the prior year period. The Bank and the mortgage industry overall, has experienced a slowdown in mortgage activity due to the current economic conditions and increases in mortgage rates from their recent historic low levels. As a result, revenue generated from the sale and servicing of mortgage loans and loan fees declined by $1.33 million to $1.80 million for the first nine months of 2014, from $3.13 million for 2013 nine month period. Net gains recognized from the sale of OREO and investment securities declined to $82,000 and $14,000, respectively, for the first nine months of 2014, from $403,000 and $548,000, respectively, for the first nine months of 2013, reflecting a reduced volume of sales activity in the respective periods. BOLI earnings increased to $398,000 for the first nine months of 2014, compared to $188,000 for the first nine months of 2013.

Non-Interest Expense

Total non-interest expenses were $6.54 million for the 2014 third quarter, compared to $6.46 million for the linked 2014 second quarter and $6.93 million for the 2013 third quarter. For the first nine months of 2014, total non-interest expense declined to $19.58 million, from $20.59 million reported in the first nine months of 2013.

Compensation and benefit expenses, the largest component of non-interest expenses, remains relatively consistent at $3.83 million for the 2014 third quarter, compared to $3.82 million for the linked 2014 second quarter and $3.84 million for the 2013 third quarter. For the first nine months of 2014, compensation expense declined marginally to $11.45 million, from $11.53 million reported in the first nine months of 2013. The Bank will continue to manage staffing levels to ensure we meet the ongoing needs of our customers and to support our future growth.

FDIC insurance was $137,000 for the 2014 third quarter, compared to $139,000 for the linked 2014 second quarter and $228,000 for the 2013 third quarter. For the first nine months of 2014, FDIC insurance declined to $421,000, from $700,000 reported in the first nine months of 2013. The change in volume of FDIC insurance is attributable to changes in the volume of the deposit insurance assessment calculation base.

Data processing costs were relatively consistent at $567,000 for the 2014 third quarter, compared to $568,000 for the linked 2014 second quarter and $559,000 for the 2013 third quarter. For the first nine months of 2014, data processing costs declined to $1.72 million, from $1.75 million reported in the first nine months of 2013. Data processing costs fluctuate in conjunction with changes in the number of customer accounts and transaction activity volumes.

Expenses attributable to ongoing maintenance, property taxes and insurance, and valuation adjustments for OREO properties were $167,000 for the 2014 third quarter, compared $107,000 for the linked 2014 second quarter and $288,000 for the comparative 2013 third quarter. For the first nine months of 2014, OREO expenses declined significantly to $396,000, from $1.00 million for the first nine months of 2013.

Income tax expense was $565,000 for the 2014 third quarter, compared to $542,000 for the linked 2014 second quarter and $767,000 for the 2013 third quarter. For the first nine months of 2014, income tax expense declined to $1.53 million, from $2.61 million for the first nine months of 2013. The effective income tax rates were 29.63% for the 2014 third quarter, 29.66% for the linked 2014 second quarter and 33.28% for the 2013 third quarter. The effective income tax rates were 29.02% and 34.94% for the respective 2014 and 2013 nine month periods. The increased investment in BOLI and tax-exempt municipal bonds has resulted in lowering the Company’s income tax burden.

Premises and equipment, advertising, amortization of intangibles and other expense, in aggregate, were relatively consistent during the respective three and nine month reporting periods.

Balance Sheet

Total assets increased to $734.7 million at September 30, 2014, from $674.7 million at December 31, 2013. The $60.0 million increase is the result of growth in earning assets, primarily in the loans and leases held for investment and securities available for sale categories.

Loans and leases held for investment grew by $22.0 million during the nine months ended September 30, 2014. As a result of this net growth, total loans and leases held for investment increased to $473.0 million at September 30, 2014, from $451.0 million at December 31, 2013.

The investment securities portfolio increased to $188.5 million at September 30, 2014, from $150.8 million at December 31, 2013. During this current period, the Bank implemented a strategy that adds bonds of similar quality, structure and duration to our portfolio that will enhance income generation.

During the nine months ended September 30, 2014, the Bank had a $3.9 million net increase in its investment in BOLI, to $15.0 million at September 30, 2014, from $11.1 million at December 31, 2013. The investment returns from the BOLI will offset a portion of the cost of providing benefit plans to our employees.

Total deposits increased to $602.0 million at September 30, 2014, from $585.7 million at December 31, 2013. Total non-maturity deposits increased by $34.3 million to $371.8 million at September 30, 2014, from $337.5 million at December 31, 2013, and were partially offset by an $18.0 million decline in certificates of deposits. Certificates of deposit declined to $230.2 million or 38.2% of total deposits at September 30, 2014, from $248.2 million, or 42.4% of total deposits at December 31, 2013.

FHLB advances increased to $37.5 million at September 30, 2014, compared to none at December 31, 2013. Current borrowings are comprised of $17.5 million of short-term advances, and $20.0 million of long-term fixed rate funding acquired in connection with a strategy targeted at hedging the potential impact of rising interest rates on future earnings. The Bank uses FHLB borrowings as a supplemental funding source for earning asset growth, providing an effective means of managing its overall cost of funds, and managing exposure to interest rate risk. The current increase in the level of short-term advances is the result of a pre-investment strategy. In anticipation of the December transaction closing of the Bank of America branch transaction, we have begun purchasing investment securities funded with short-term FHLB advances. Once the Bank of America transaction is finalized and the deposit funds are received, the short-term advances will be repaid.

Stockholders' equity increased to $80.4 million at September 30, 2014, from $74.9 million at December 31, 2013. This increase reflects the $3.7 million of net income earned for the nine months ended September 30, 2014 and a $2.9 million increase in accumulated other comprehensive income resulting from the mark-to-market adjustment of the available-for-sale securities portfolio, net of $723,000 dividend payments, and $457,000 used to acquire 55,876 shares of the Company’s common stock pursuant to a previously announced repurchase plan.

The tangible equity to assets ratio was 10.36% at September 30, 2014, compared to 10.47% at December 31, 2013. There were 9,598,007 common shares outstanding at September 30, 2014, compared to 9,653,883 shares outstanding at December 31, 2013, reflecting the net effect of shares purchased through the stock repurchase program. The tangible book value per common share increased to $7.93 at September 30, 2014, from $7.32 at December 31, 2013.

Key Performance Ratios

Some of our key performance ratios are the return on average assets (ROA), the return on average equity (ROE) and the efficiency ratio. ROA is 0.74% for the 2014 third quarter, compared with 0.73% for the linked 2014 second quarter and 0.90% for the 2013 third quarter. ROE is 6.70% for the 2014 third quarter compared with 6.61% for the linked 2014 second quarter and 8.18% for the 2013 third quarter. The efficiency ratio (noninterest expenses as a percentage of net interest income plus noninterest income) improved to 72.52% for the 2014 third quarter, from 72.77% for the linked 2014 second quarter and 75.05% for the 2013 third quarter. The efficiency ratio measures the proportion of net operating revenues that are absorbed by overhead expenses.

Corporate and Investor Information

First South Bank has been serving the citizens of eastern and central North Carolina since 1902 and offers a variety of financial products and services to business and individual customers. The Bank operates through its main office headquartered in Washington, North Carolina, and has 26 full service branch offices located throughout eastern and central North Carolina.

The Bank also provides a full menu of leasing services through its wholly-owned subsidiary, First South Leasing, LLC. In addition, under its First South Wealth Management division, the Bank makes securities brokerage services available through an affiliation with an independent broker/dealer.

Additional investor information for the Company and the Bank may be accessed on our website at www.firstsouthnc.com.

The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

Forward-Looking Statements

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Certain amounts in the unaudited Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2013 have been reclassified to conform with the presentation as of and for the Three and Nine Months Ended September 30, 2014. The reclassifications had no effect on previously reported net income.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States. First South Bancorp, Inc.’s management uses these "non-GAAP" measures in their analysis of the Company's performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. See the attached disclosures for a reconciliation of any non-GAAP measures to the most directly comparable GAAP measure.

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(NASDAQ: FSBK)

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	September 30,	December 31,
	2014	2013
	(unaudited)	(*)
Assets

Cash and due from banks	$10,550,246	$11,816,071
Interest-bearing deposits with banks	9,556,326	12,419,244
Investment securities available for sale, at fair value	187,964,534	150,300,079
Investment securities held to maturity	507,025	506,176
Loans held for sale:
Mortgage loans	5,540,058	2,992,017
Total loans held for sale	5,540,058	2,992,017

Loans and leases held for investment	473,012,676	450,960,277
Allowance for loan and lease losses	(7,503,987)	(7,609,467)
Net loans and leases held for investment	465,508,689	443,350,810

Premises and equipment, net	12,494,066	11,759,521
Other real estate owned	8,102,764	9,353,835
Federal Home Loan Bank stock, at cost	2,294,000	848,800
Accrued interest receivable	2,322,559	2,334,944
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,170,828	1,219,623
Identifiable intangible assets	-	7,860
Income tax receivable	2,628,641	2,901,062
Bank-owned life insurance	14,991,685	11,094,182
Prepaid expenses and other assets	6,816,223	9,599,143

Total assets	$734,666,220	$674,721,943

Liabilities and Stockholders' Equity

Deposits:
Non-interest bearing demand	$99,219,406	$96,445,049
Interest bearing demand	182,473,167	171,548,658
Savings	90,189,605	69,542,654
Large denomination certificates of deposit	107,796,042	123,492,907
Other time	122,370,135	124,674,588
Total deposits	602,048,355	585,703,856

Borrowed money	37,500,000	-
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	4,445,181	3,849,944
Total liabilities	654,303,536	599,863,800

Common stock, $.01 par value, 25,000,000 shares authorized;
9,598,007 and 9,653,883 shares outstanding, respectively	95,980	96,539
Additional paid-in capital	35,854,162	35,809,397
Retained earnings	41,400,807	38,849,326
Accumulated other comprehensive income	3,011,735	102,881
Total stockholders' equity	80,362,684	74,858,143

Total liabilities and stockholders' equity	$734,666,220	$674,721,943

(*) Derived from audited consolidated financial statements

1

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2014 and 2013

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Interest income:
Interest and fees on loans	$6,068,196	$6,054,886	$17,966,829	$18,715,042
Interest on investments and deposits	1,248,382	1,165,258	3,642,464	3,834,305
Total interest income	7,316,578	7,220,144	21,609,293	22,549,347

Interest expense:
Interest on deposits	522,861	611,975	1,608,913	1,908,473
Interest on borrowings	112,174	-	157,287	7,058
Interest on junior subordinated notes	81,371	82,391	242,651	258,731
Total interest expense	716,406	694,366	2,008,851	2,174,262

Net interest income	6,600,172	6,525,778	19,600,442	20,375,085
Provision for credit losses	400,000	-	1,100,000	400,000
Net interest income after provision for credit losses	6,200,172	6,525,778	18,500,442	19,975,085

Non-interest income:
Deposit fees and service charges	1,118,599	1,063,243	3,184,808	3,158,690
Loan fees and charges	39,057	46,076	117,615	125,694
Mortgage loan servicing fees	248,399	334,382	724,827	968,120
Gain on sale and other fees on mortgage loans	428,514	644,674	1,076,583	2,163,891
Gain on sale of other real estate, net	8,949	68,233	82,369	403,067
Gain on sale of investment securities	-	267,564	13,509	548,074
Other income	401,584	281,577	1,133,910	733,754
Total non-interest income	2,245,102	2,705,749	6,333,621	8,101,290

Non-interest expense:
Compensation and fringe benefits	3,826,855	3,838,796	11,454,632	11,530,092
Federal deposit insurance premiums	137,253	227,820	420,873	700,120
Premises and equipment	877,447	759,092	2,534,608	2,244,489
Advertising	126,892	84,228	295,905	166,290
Data processing	566,513	558,899	1,720,321	1,754,936
Amortization of intangible assets	55,796	119,253	164,008	357,573
Other real estate owned expense	167,164	287,527	395,652	1,004,711
Other	779,226	1,052,389	2,592,176	2,836,566
Total non-interest expense	6,537,146	6,928,004	19,578,175	20,594,777

Income before income tax expense	1,908,128	2,303,523	5,255,888	7,481,598
Income tax expense	565,368	766,694	1,525,293	2,613,702

NET INCOME	$1,342,760	$1,536,829	$3,730,595	$4,867,896

Per share data:
Basic earnings per share	$0.14	$0.16	$0.39	$0.50
Diluted earnings per share	$0.14	$0.16	$0.39	$0.50
Dividends per share	$0.025	$0.00	$0.075	$0.00
Average basic shares outstanding	9,598,007	9,751,271	9,626,346	9,751,271
Average diluted shares outstanding	9,616,004	9,757,881	9,644,834	9,756,480

2

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarter to Date					Year to Date
	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013	9/30/2014	9/30/2013
	(dollars in thousands except per share data)
Consolidated balance sheet data:
Total assets	$734,666	$711,547	$700,764	$674,722	$682,015	$734,666	$682,015

Loans held for sale:	$5,540	$4,715	$5,649	$2,992	$9,183	$5,540	$9,183

Loans held for investment:
Mortgage	$67,791	$69,454	$66,630	$69,006	$68,125	$67,791	$68,125
Commercial	331,209	322,775	317,711	305,160	296,218	331,209	296,218
Consumer	61,959	66,122	67,621	68,615	68,537	61,959	68,537
Leases	12,054	11,650	10,123	8,179	7,467	12,054	7,467
Total loans held for investment	473,013	470,001	462,085	450,960	440,347	473,013	440,347
Allowance for loan and lease losses	(7,504)	(7,926)	(7,804)	(7,609)	(7,707)	(7,504)	(7,707)
Net loans held for investment	$465,509	$462,075	$454,281	$443,351	$432,640	$465,509	$432,640

Cash & interest bearing deposits	$20,106	$17,658	$22,703	$24,235	$37,617	$20,106	$37,617
Investment securities	188,472	172,468	166,072	150,806	149,337	188,472	149,337
Premises and equipment	12,494	11,671	11,561	11,760	11,759	12,494	11,759
Goodwill	4,219	4,219	4,219	4,219	4,219	4,219	4,219
Mortgage servicing rights	1,171	1,180	1,119	1,220	1,268	1,171	1,268

Deposits:
Non-interest checking	$99,219	$97,734	$98,419	$96,445	$99,350	$99,219	$99,350
Interest checking	130,421	133,512	129,798	128,161	129,675	130,421	129,675
Money market	52,052	45,941	45,771	43,388	43,457	52,052	43,457
Savings	90,190	85,703	79,018	69,543	60,576	90,190	60,576
Certificates	230,166	229,571	239,394	248,167	258,573	230,166	258,573
Total deposits	$602,048	$592,461	$592,400	$585,704	$591,631	$602,048	$591,631

Borrowings	$37,500	$25,500	$17,000	$0	$0	$37,500	$0
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310	10,310	10,310
Stockholders' equity	80,363	79,150	77,166	74,858	75,028	80,363	75,028

Consolidated earnings summary:
Interest income	$7,316	$7,218	$7,075	$7,123	$7,220	$21,609	$22,549
Interest expense	716	652	640	672	694	2,009	2,174
Net interest income	6,600	6,566	6,435	6,451	6,526	19,600	20,375
Provision for credit losses	400	450	250	685	0	1,100	400
Noninterest income	2,245	2,170	1,918	2,306	2,706	6,334	8,101
Noninterest expense	6,537	6,458	6,583	6,442	6,928	19,578	20,594
Income before taxes	1,908	1,828	1,520	1,630	2,304	5,256	7,482
Income tax expense	565	542	418	486	767	1,525	2,614
Net income	$1,343	$1,286	$1,102	$1,144	$1,537	$3,731	$4,868

Adjusted pre-tax pre-provision operating earnings (non-GAAP):
Income before taxes	$1,908	$1,828	$1,520	$1,630	$2,304	$5,256	$7,482
Provision for credit losses	400	450	250	685	0	1,100	400
Pre-tax pre-provision net income	2,308	2,278	1,770	2,315	2,304	6,356	7,882
Securities gains	0	0	(14)	0	(268)	(14)	(548)
OREO valuations	62	0	11	62	109	73	484
OREO gains (net)	(9)	(34)	(39)	(206)	(68)	(82)	(403)
Adjusted pre-tax pre-provision operating earnings (non-GAAP)	$2,361	$2,244	$1,728	$2,171	$2,077	$6,333	$7,415

Per Share Data:
Basic earnings per share	$0.14	$0.13	$0.11	$0.12	$0.16	$0.39	$0.50
Diluted earnings per share	$0.14	$0.13	$0.11	$0.12	$0.16	$0.39	$0.50
Dividends per share	$0.025	$0.025	$0.025	$0.000	$0.000	$0.075	$0.000
Book value per share	$8.37	$8.25	$7.99	$7.75	$7.69	$8.37	$7.69
Tangible book value per share	$7.93	$7.81	$7.56	$7.32	$7.26	$7.93	$7.26

Average basic shares	9,598,007	9,629,040	9,652,804	9,727,175	9,751,271	9,626,346	9,751,271
Average diluted shares	9,616,004	9,648,158	9,671,557	9,737,495	9,757,881	9,644,834	9,756,480

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarter to Date					Year to Date
	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013	9/30/2014	9/30/2013
	(dollars in thousands except per share data)
Performance ratios (tax equivalent):
Yield on average earning assets	4.52%	4.56%	4.66%	4.63%	4.69%	4.58%	4.74%
Cost of interest bearing liabilities	0.53%	0.49%	0.52%	0.53%	0.54%	0.51%	0.56%
Net interest spread	3.99%	4.07%	4.14%	4.10%	4.15%	4.07%	4.18%
Net interest margin	4.09%	4.16%	4.24%	4.20%	4.25%	4.16%	4.28%
Avg earning assets to total avg assets	91.30%	91.31%	91.76%	91.84%	91.66%	91.45%	92.08%

Return on average assets (annualized)	0.74%	0.73%	0.66%	0.67%	0.90%	0.71%	0.94%
Return on average equity (annualized)	6.70%	6.61%	5.89%	5.96%	8.18%	6.42%	8.47%
Efficiency ratio	72.52%	72.77%	77.68%	73.56%	75.05%	74.26%	72.32%

Average assets	$717,091	$705,393	$679,608	$681,690	$680,741	$700,697	$690,428
Average earning assets	$654,700	$644,074	$623,617	$626,050	$623,953	$640,797	$635,757
Average equity	$80,243	$78,724	$76,682	$76,231	$74,569	$78,549	$76,817

Equity/Assets	10.94%	11.12%	11.01%	11.09%	11.00%	10.94%	11.00%
Tangible Equity/Assets	10.36%	10.53%	10.41%	10.47%	10.38%	10.36%	10.38%

Asset quality data and ratios:
Nonaccrual loans:
Non-TDR nonaccrual loans
Earning	$317	$312	$463	$683	$1,459	$317	$1,459
Non-Earning	940	2,853	1,248	1,331	2,649	940	2,649
Total Non-TDR nonaccrual loans	$1,257	$3,165	$1,711	$2,014	$4,108	$1,257	$4,108
TDR nonaccrual loans
Past Due TDRs	$1,260	$3,303	$2,188	$1,821	$1,336	$1,260	$1,336
Current TDRs	2,027	1,326	1,583	1,739	1,677	2,027	1,677
Total TDR nonaccrual loans	$3,287	$4,629	$3,771	$3,560	$3,013	$3,287	$3,013
Total nonaccrual loans	$4,544	$7,794	$5,482	$5,574	$7,121	$4,544	$7,121
Loans >90 days past due, still accruing	476	896	61	420	544	476	544
Other real estate owned	8,103	8,729	9,013	9,354	8,996	8,103	8,996
Total nonperforming assets	$13,123	$17,419	$14,556	$15,348	$16,661	$13,123	$16,661

Allowance for loan and lease losses to loans held for investment	1.59%	1.69%	1.69%	1.69%	1.75%	1.59%	1.75%

Net charge-offs (recoveries)	$822	$328	$56	$782	$898	$1,205	$553
Net charge-offs (recoveries) to total loans	0.17%	0.07%	0.01%	0.17%	0.20%	0.25%	0.12%
Total nonaccrual loans to total loans	0.95%	1.64%	1.17%	1.23%	1.58%	0.95%	1.58%
Total nonperforming assets to total assets	1.79%	2.45%	2.08%	2.27%	2.44%	1.79%	2.44%
Total loans to total deposits	79.49%	80.13%	78.96%	77.51%	75.98%	79.49%	75.98%
Total loans to total assets	65.14%	66.72%	66.75%	67.28%	65.91%	65.14%	65.91%
Loans serviced for others	$310,341	$315,732	$318,670	$325,441	$325,833	$310,341	$325,833

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